Exhibit 10.62

July 13, 2007

Mr. Khurram Parviz Sheikh

1600 Broadway Apt. 12D

New York, NY 10019

Dear Khurram:

In recognition of your value and contribution as Chief Product and Development Officer, we would like to provide you with reasonable financial certainty to enable you to concentrate on the growth and well being of Powerwave Technologies during your tenure with the Company.

As part of your executive benefits, we are providing you with this Severance Agreement, which provides that you will receive the severance benefits outlined below if in anticipation of, or within eighteen (18) months following a “Change in Control” of the Company, your employment is involuntarily terminated without “Cause”, or if you voluntarily terminate your employment for “Good Reason”. The terms “Change in Control”, “Cause” and “Good Reason” are defined in the attachment. Under this Severance Agreement your severance benefit is eighteen (18) months lump-sum pay at the rate of your then current annual salary for the year in which the termination occurs. This amount shall be subject to applicable federal, state and local tax withholdings and will be paid within fifteen (15) days following your termination of employment, or fifteen (15) days following the Company’s receipt of an executed release of claims, whichever is later.

Additionally, the Company will pay for existing group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) as provided by the Company’s group Agreements for eighteen (18) months following the calendar month of your termination at regular employee rates.

Further, the Company will provide you with access to executive outplacement for eighteen (18) months. Outplacement will include the Executive Package at Lee Hecht Harrison or a comparable outplacement provider.

Benefits under this Agreement will require you to sign a Release and return the signed original to Powerwave. Please note that nothing in this agreement is intended to alter your employment status and that your employment with the Company remains on an “at-will” basis.

It is our hope that these provisions demonstrate to you our commitment and appreciation for your commitment to Powerwave.

Respectfully,

/S/ RONALD J. BUSCHUR
Ronald J. Buschur
President and CEO

Attachment: Definitions

ATTACHMENT – DEFINITIONS

A) Change in Control

“ Change in Control” shall mean the occurrence of any of the following events:

1)	The acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of more than fifty percent (50%) of the outstanding securities of the Company;

2)	A merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

3)	The sale, transfer or other disposition of all or substantially all of the assets of the Company;

4)	A complete liquidation or dissolution of the Company; or

5)	Any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

B) Cause

Cause” shall mean any of the following:

1)	The continued, unreasonable refusal or omission by you to perform any material duties required of him by the Company, if such duties are consistent with duties customary for your position;

2)	Any material act or omission by you involving malfeasance or gross negligence in the performance of your duties to, or material deviation from any of the policies or directives of, the Company;

3)	Conduct by you which constitutes the breach of any statutory or common law duty of loyalty to the Company; including the unauthorized disclosure of material confidential information or trade secrets of the Company; or

4)	Any illegal act by you which materially and adversely affects the business of the Company or any felony committed by you, as evidenced by conviction thereof, provided that the Company may suspend you with pay while any allegation of such illegal or felonious act is investigated.

C) Good Reason

“Good Reason” shall mean any of the following, without your written consent, but if you do not resign within nine (9) months of the occurrence of an event (1)-(6) as listed below, you will have consented and acquiesced to the event which shall not thereafter constitute “good reason”:

1)	A reduction by the Company in your compensation that is not made in connection with an across the board reduction of all the Company’s executive salaries;

2)	A reduction by the Company of your benefits from those you were entitled to immediately prior to the resignation of employment that is not made in connection with an across the board reduction of all the Company’s offered benefits;

3)	The failure of the Company to obtain an agreement from any successor to the Company, or purchaser of all or substantially all of the Company’s assets, to assume this Agreement;

4)	Your assignment to duties which reflect a material adverse change in authority, responsibility or status with the Company or any successor;

5)	Your relocation to a location more than 30 miles from the location where you were regularly assigned to immediately prior to your resignation of employment;

6)	A failure by the Company to pay any portion of your compensation within ten (10) days of the date due.